JACKSON® May 23, 2024 Don Cummings Dear Don: This letter confirms the terms of your continued employment with Jackson National Life Insurance Company ("Company") and association with Jackson Financial Inc. ("JFI") and its subsidiaries following your promotion to Executive Vice President & Chief Financial Officer effective June 3, 2024, reporting to Laura Prieskorn, Chief Executive Officer and President. You may also be appointed to serve as an officer or director of entities affiliated with JFI. • Your annual rate of base salary will increase from $400,000 to $640,000 effective with your promotion on June 3, 2024. Your base salary is payable in bi-weekly installments and is subject to normal deductions for tax withholding, benefits, and similar items. • Your target annual bonus will increase from 150% to 175% of base salary effective with your promotion on June 3, 2024. Your full-year 2024 target annual bonus will be determined based on (i) your pre-promotion target bonus in effect from January 1, 2024 through June 2, 2024, plus (ii) your post-promotion target bonus in effect from June 3, 2024 through December 31, 2024. Payment of the 2024 annual bonus will occur by March 15, 2025 when 2024 performance year bonuses are paid to associates broadly. • Your target annual long term equity incentive award will increase to $1,900,000 effective with your promotion on June 3, 2024. Your pre-promotion target long term equity incentive award of $700,000 was granted on March 10, 2024 as previously planned and approved, and the remaining $1,200,000 annual long term incentive award for 2024 will be granted on September 10, 2024. You also have been granted a $500,000 special retention award on March 10, 2024, as previously planned and approved. • In addition to the base salary and incentives above, you will continue to be eligible for Company's competitive benefit package that includes group health insurance, group life insurance in the amount of two times your annual salary, disability income insurance, paid time off, dependent tuition reimbursement, 401(k) plan with match and profit sharing, nonqualified Management Deferred Income Plan, and a number of other programs. The Company reserves the right to change any of its benefits and incentive plans and programs at any time. • Your designation as a Section 16 officer of JFI and an executive officer of JFI and its subsidiaries will continue. Your required holdings of JFI common stock (and/or certain derivatives thereof) under JFI's stock ownership guidelines will increase to four-times your annual base Exhibit 10.4

Don Cummings Date M JACKSON® salary, to be achieved within five years of your promotion to Executive Vice President & Chief Financial Officer. • You will remain an at-will associate of the Company and may terminate your employment at any time, with or without notice. Similarly, the company may terminate your employment at any time, with or without cause or notice. We are very excited about this new opportunity for you. Please contact me if you have questions. Sincerely, Dana Rapier SVP, Chief Human Resources Officer I agree to the above terms and conditions: